Exhibit 99.2

ASSISTANT SECRETARY’S CERTIFICATE

The undersigned hereby certifies that he is the Assistant Secretary of Lazard Active ETF Trust (“LAE”), a Delaware Statutory Trust, and The Lazard Funds, Inc., Lazard Retirement Series, Inc. and Lazard Global Total Return and Income Fund, Inc., each a Maryland corporation.

The undersigned also hereby certifies that the following is a true and correct copy of the resolutions duly adopted by a vote at a joint meeting of the Board of Trustees of LAE (the “Board”) on February 25, 2025; that the passage of said resolutions by the Board, including a majority of the Trustees (collectively, “Board Members”) who are not “interested persons,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of LAE (the “Independent Trustees”), was in all respects legal; and that said resolutions are in full force and effect:

RESOLVED, that, with respect to each Portfolio of LAE, it is the determination of the Board, including a majority of the Independent Trustees, that the fidelity bond written by Federal Insurance Company in the amount of $8,750,000, insuring each Portfolio of LAE and certain affiliated investment companies for covered acts or omissions of their respective officers and employees, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission (the “SEC”) under Section 17(g) of the 1940 Act (the “Bond”), is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of LAE to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in LAE’s portfolio or portfolios; and further

RESOLVED, that the Board, including a majority of the Independent Trustees, hereby approves the payment on behalf of each LAE Portfolio of the portion of the premium for coverage under the Bond, which is determined based upon the premium that would have been paid on behalf of each LAE Portfolio if each had provided and maintained a single insured bond, having given due consideration to all relevant factors including, but not limited to, the number of LAE Portfolios, the nature of the business activities of the LAE Portfolios, the amount of the Bond, the amount of the premium for the Bond, the ratable allocation of the premium among the LAE Portfolios and the other covered affiliated investment companies, and the extent to which the share of the premium allocated to a LAE Portfolio is less than the premium the LAE Portfolio would have had to pay if each had provided and maintained a single insured bond; and further

RESOLVED, that the Board hereby acknowledges that certain rights and responsibilities of the LAE Portfolios with respect to the Bond and recoveries thereunder shall be governed by the terms of the Joint Insured Fidelity Bond Agreement among the LAE Portfolios and the other covered affiliated investment companies, to be re-executed on behalf of each LAE Portfolio by any of the President, any Vice President, the Secretary, any Assistant Secretary or the Treasurer of LAE, substantially in the form of the current Fidelity Bond Agreement, to be effective for the term of the Bond; and further

RESOLVED, that each of the appropriate officers of LAE be, and hereby is, authorized to take such actions as may be required to amend the Bond to include in the coverage new funds advised by Lazard Asset Management LLC or its affiliates, as of the date each is organized or commences operations; and further

RESOLVED, that each of the President, any Vice President, the Secretary, any Assistant Secretary, and the Treasurer be, and hereby is, designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the LAE Portfolios with respect to the Bond required by paragraph (g) of Rule 17g-1; and further

RESOLVED, that in the event that the amount of the Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1, each of the Secretary and any Assistant Secretary be, and hereby is, authorized to take such actions as may be necessary to increase the amount of the Bond coverage to comply with such requirements and to allocate the additional premium payable on the Bond among the LAE Portfolios and the other covered affiliated investment companies based upon the premium that would have been paid on behalf of a LAE Portfolio if each had provided and maintained a single insured bond, determined as of the end of the last business day of the month preceding the effective date of the change in coverage; and further

RESOLVED, that the actions taken by an appropriate officer or officers of LAE, on behalf of the LAE Portfolios, in respect of the matters referred to in the preceding resolutions be, and hereby are, ratified, adopted and confirmed in all respects.

Dated this 4th day of April, 2025

/s/ Robert Spiro
Robert Spiro
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